Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is effective January 1, 2015 (the “Effective Date”), and is entered into by and between Soul and Vibe Interactive Inc. a Nevada corporation (the “Company”), with its principal place of business at 1660 South Hwy 100, Suite 500, St. Louis Park, Minnesota 55416 and Peter Anthony Chiodo (“Executive”) with a principal address of 4768 Nason Parkway, NorthEast, St. Michael, Minnesota 55376.

BACKGROUND

A.                  The Company has been established for the purpose of developing and publishing interactive entertainment for platforms including, but not limited to, video game consoles, mobile devices, personal computers, wearable technology and augmented reality devices, and browser-based / social media platforms;

B.                  The Company desires to employ Executive as Chief Executive Officer and Executive desires to be so employed and;

NOW, THEREFORE, the parties desire to memorialize herein the terms and conditions of Executive’s employment. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the parties hereby acknowledge the receipt and sufficiency of which hereto, the parties agree as follows:

1.                   Position.

Executive shall serve as both the Chief Executive Officer of the Company and the Chairman of the Board of Directors upon the terms set forth in this Agreement. Executive shall have the responsibilities inherent in this position and shall report to the Company’s Board of Directors, and Executive shall perform any other duties reasonably required by Company’s Board of Directors.

2.                   Term of Employment.

2.1 Initial Term. The Executive’s employment under this Agreement shall commence upon the signature date of this Agreement. Subject to the provisions of this Agreement, the term of Executive’s employment under this Agreement shall be five (5) years (the “Initial Term”).

2.2 Executive’s Rights Regarding Renegotiation. At the option of the Executive and/or the Board of Directors, either party may, beginning ninety (90) days prior to the expiration of the then current term, initiate renegotiation of term and compensation regarding Executive’s continued employment with the Company beyond the then current term. It is understood and acknowledged that renegotiated compensation shall be no lower than the compensation defined within this Agreement. Any/all renegotiated terms are subject to approval by the Board of Directors.

2.3 Automatic Renewal. This Agreement will be automatically renewed for an additional one (1) year term unless either party elects to terminate this Agreement at the end of the initial or, any, renewal term, by giving the other party written notice of such election at least ninety (90) days before the expiration of the then current term. This Agreement shall be deemed to have been renewed for an additional term of one (1) year commencing on the day after the expiration of the then current term.

(a)                 Commencing on the first day of the automatic renewal term, at the option of the Executive and/or the Board of Directors, either party may initiate renegotiation of term and compensation regarding Executive’s continued employment with the Company beyond the then current term. Any/all renegotiated terms are subject to approval by the Board of Directors;

(b)                 Upon approval by the Board of Directors of the renegotiated term and compensation, the then current Agreement will, commencing on the first day of the next calendar month, cease and simultaneously be replaced by, an Agreement containing the renegotiated term and compensation. The Executive’s employment under this new Agreement shall commence on this so defined first calendar day and shall continue for the duration of the new term (the “Renegotiated Term”).

2.4 Renewal/Non-Renewal Election. Either party may elect to not renew this Agreement with or without Cause, in which case this Section 2 of the Agreement shall govern the Executive’s termination, and not Section 4. Upon expiration of this Agreement after notice of non-automatic renewal, the Company shall provide Executive all compensation and benefits to which Executive is entitled through the end of the then current term and, thereafter, the Company’s obligation hereunder shall cease.

3.                   Compensation and Bonus.

3.1                Salary. The Company shall pay Executive an annual base salary of (USD) One Hundred Sixty Thousand Dollars ($160,000.00) during the Initial Term of the Executive’s employment, payable in accordance with the Company’s semi-monthly payroll disbursement cycle (“Base Compensation”).

(a)                 Coinciding with the effective date of this Agreement, the Company shall pay Executive a Signing Bonus of (USD) Sixty Thousand Dollars ($60,000.00);

(b)                 Intentionally Omitted;

(c)                 Coinciding with the Effective Date of this Agreement, the Executive shall receive an initial grant of the Company’s common stock equal to 4,000,000 shares, of which 800,000 shares shall be immediately awarded on such date. The remaining 3,200,000 shares shall be awarded at the rate of 160,000 shares per quarter on the first day of each quarter beginning January 1st, 2015 and continuing up to and including December 31st, 2019;

(d)                 Coinciding with the Effective Date of this Agreement, the Executive shall receive Warrants to purchase 4,000,000 shares of Soul and Vibe Interactive, Inc. Common Stock. The Warrants are exercisable immediately at $0.03 per share and remain exercisable for five years from the Effective Date of this Agreement. The Warrants are, six months from the Effective Date, callable at Company’s option provided the Common Stock trades at a volume–weighted average price (VWAP) of $0.10 or greater for ten (10) consecutive trading days;

(e)                 As consideration for the Signing Bonus and the annual Salary compensation set forth in Section 3.1 of this Agreement, the Executive may, at his discretion, elect to receive: (i) the USD value in shares of the Company’s common stock for the $60,000 Signing Bonus and (ii) the USD value in shares of the Company’s common stock for any month during which the Executive is employed by the Company. It is understood and acknowledged that the Shares shall be valued at a thirty percent (30%) discount to the volume-weighted average closing price during the five (5) trading days immediately preceding the end of the month and be issued and earned on the last business day of each month in arrears;

3.2                Annual Salary Adjustment. The Executive shall be eligible for an annual salary adjustment during the term of his employment. The annual salary adjustment shall be determined by the Board of Directors but shall be no less than a 5% increase and shall commence with the first payroll disbursement period of each new fiscal year during the term of the Executive’s employment. For the purposes of this Agreement, the Company’s fiscal year is the same as a calendar year.

3.3                Bonuses. The Executive shall be eligible for performance-based bonuses during the term of his employment. Performance based bonuses shall be a combination of cash and stock and shall be awarded by the Board of Directors to the Executive based on the Company’s performance as illustrated in the Annual Report. Any awards pursuant to this section 3.3 are separate from benefits defined in section 3.7 of this Agreement.

(a)                 Cash bonus awards shall not exceed a maximum of 15% of the Executive’s annual base salary for the respective year.

(b)                 Common Stock bonus awards shall be immediately vested and shall not exceed 500,000 shares.

3.4                Service with the Company. During the term of this Agreement, the Executive shall perform such reasonable employment duties, commensurate with Executive’s position, as the Board of Directors shall, from time to time, assign to the Executive.

3.5                Performance of Duties. The Executive shall serve the Company faithfully and to the best of his ability and devote business time, attention, skill and effort to the performance of the duties described in this Agreement. The Executive shall comply with all policies, procedures and budgets established by the Company in the performance of his duties and responsibilities. During the period of his Employment, the Executive:

(a)                 Shall devote his working time, energy, skill and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company;

(b)                 Acknowledges he has pre-existing business relationships with myriad entities within the game, simulation, and entertainment industries. These business relationships do NOT, and shall not, be deemed to represent a conflict of interest. These business relationships represent potential future business opportunities for the Company that may not otherwise be possible that include, but are not limited to, access to: (i) Markets and distribution channels for the Company’s products and derivations of the Company’s products, and (ii) Co-branded/co-promotional prospects for the Company and its products, and (iii) Retail and/or digitally distributed product opportunities;

(c)                 May engage in charitable, civic, fraternal, professional and trade association activities that do not interfere materially with the Executive’s obligations to Company;

(d)                 May engage in academic activities that do not interfere materially with the Executive’s obligations to Company;

(e)                 May engage in consultant activities that do not interfere materially with the Executive’s obligations to Company.

3.6                Expenses. The Company shall reimburse the Executive for all expenses incurred in connection with his duties on behalf of the Company, provided that the Executive shall keep, and present to the Company, records and receipts relating to reimbursable expenses incurred by him. Such records and receipts shall be maintained and presented in a format, and with such regularity, as the Company reasonably may require in order to substantiate the Company’s right to claim income tax deductions for such expenses. Without limiting the generality of the foregoing, the Executive shall be entitled to reimbursement for all costs and lease payments and insurance in connection with the lease, by the Executive, of a 4-wheel drive sport-utility vehicle (subject to approval by the Board of Directors), professional tailoring, laundry, and dry-cleaning services for business-related attire (as per section 3.8 of this Agreement), the purchase of audience-appropriate business-related attire, business-related travel, business-related entertainment, and other costs and customary business expenses reasonably incident to the performance of his duties on behalf of the Company including (but not limited to) monthly cellular service, mobile internet connectivity, accounts and subscriptions to periodicals (both paper-based and digital) and services used primarily by the company, office supplies, and competitive and reference products (inclusive of electronic device hardware and software that is entertainment and/or productivity-based).

3.7                Benefits. The Executive will be entitled to participate in the employee benefit plans and/or programs of the Company, including medical, dental, and life insurance, health and wellness programs, profit sharing, Employee Stock Purchase Plans (“ESPP”) and/or its equivalent, and Stock Options Plans to the fullest extent possible, subject to the rules and regulations applicable hereto and to standard eligibility and vesting requirements of any coverage and shall be furnished with other services and perquisites appropriate to his position.

3.8                Personal Presentation. The Executive understands and acknowledges he is the public face of the Company. The Executive will be obligated to present himself, on behalf of the Company, in a polished manner that includes: (i) Professionally tailored, laundered, and dry-cleaned business-related attire, (ii) Attire appropriate for the audience with whom the Executive is engaging, and (iii) Attire appropriate for the image the Company wishes to convey, about itself and its Executive.

4.	Termination.

4.1                Termination Due to Prolonged Absences Arising From Disability. If the Executive is unable to perform the duties specified hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury, or any other cause for a period of SIXTEEN (16) consecutive weeks or for a cumulative period of ONE HUNDRED TWENTY (120) business days during any TWELVE (12) month period (“Disability”), then, to the extent permitted by law, the Company shall have the right to terminate this Agreement thereafter, in which event the Company shall have no further obligations or liabilities hereunder after the date of such termination except that the Executive will be deemed disabled and, therefore, eligible for the payments outlined in Section 4.2 of this Agreement. THE EXECUTIVE REPRESENTS THAT, TO THE BEST OF HIS KNOWLEDGE, HE HAS NO MEDICAL CONDITION THAT COULD CAUSE PARTIAL OR TOTAL DISABILITY THAT WOULD RENDER HIM UNABLE TO PERFORM THE DUTIES SPECIFIED IN THIS AGREEMENT OTHERWISE THE BENEFITS IN PARAGRAPH 4.2 SHALL BE DECLARED NULL AND VOID.

4.2                Termination Due to Disability. If, while employed by the Company, the Executive becomes unable to perform the duties specified hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury, or from any other cause, the Company will continue the payment of the Executive’s base salary at its then current rate through the end of the month in which the Executive is first unable to perform such duties due to such disability or incapacity. The Company will also:

(a)                 Continue the payment of the Executive’s base salary at its then current rate for the TWENTY-SIX (26) weeks that directly follow the end of the month in which the Executive is first unable to perform such duties due to such disability or incapacity. The continued payment of the Executive’s base salary will NOT be prematurely halted due to potential conflicts with the expiration date of this Agreement;

(b)                 Pay any performance and special incentive bonus(es) earned by the Executive, but not yet paid;

(c)                 Evaluate the Executive’s performance relative to defined, upcoming, Company goals and objectives and determine any/all potential special incentive bonus(es) eligibility to date;

(d)                 Immediately vest all shares of Company stock previously granted to the Executive. Ownership of all vested shares will be automatically transferred to the Executive;

(e)                 Reimburse to the Executive any previously submitted, but not yet paid, and previously unsubmitted expense reports (accompanied by receipts or appropriate documentation);

(f)                  Pay 85 (eighty-five) percent of the health and wellness benefits that would have otherwise been paid if the employment Agreement had continued through the full Term;

(g)                 Thereafter, the Company shall have no obligation for base salary, bonus(es) or other compensation payments to the Executive during the continuance of such disability or incapacity. The Company will continue to provide benefits to the Executive so long as the Executive remains employed by the Company.

4.3                Termination Due to Death. Should the Executive die during the term of his employment with the Company or while receiving post termination benefits as outlined in Sections 4.1 and 4.2 of this Agreement, the Executive’s employment with the Company shall be considered terminated as of the end of the calendar month in which the death occurred. In the event of the termination of the Executive’s employment with the Company due to the Executive’s death, the Company will continue the payment of the Executive’s base salary through the end of the month in which the Executive died. The Company will also:

(a)                 Continue the payment of the Executive’s base salary to the Executive’s estate at its then current rate for a period of the TWENTY-SIX (26) weeks that directly follow the end of the month in which the Executive died. The continued payment of the Executive’s base salary will NOT be prematurely halted due to potential conflicts with the expiration date of this Agreement;

(b)                 Pay to the Executive’s estate any performance and special incentive bonus(es) earned by the Executive, but not yet paid;

(c)                 Evaluate the Executive’s performance relative to defined, upcoming, Company goals and objectives and determine (and pay to the Executive’s estate) any/all potential special incentive bonus(es) eligibility to date;

(d)                 Immediately vest all shares of Company stock previously granted to the Executive. Ownership of all vested shares will be automatically transferred to the Executive’s estate;

(e)                 Reimburse to the Executive’s estate any previously submitted, but not yet paid, and previously unsubmitted expense reports (accompanied by receipts or appropriate documentation);

(f)                  Pay any other compensation and benefits to which the Executive, the Executive’s legal representatives, or the Executive’s estate may be entitled under applicable plans, programs and agreements of the Company to the extent permitted under the terms thereof.

4.4                Termination Without Cause. The Executive cannot be terminated without cause.

4.5                Termination For Cause. The Company may terminate the Executive’s employment with the Company for Cause, at any time, albeit with thirty (30) days prior written notice.

(a)                 For the purposes of this Agreement, termination of employment of the Executive by the Company for Cause means termination for the following reasons: (i) Frequent and unjustifiable absenteeism, other than solely by reason of his illness or physical or mental disability; (ii) Proven dishonesty materially injurious to the Company or to its business, operations, assets or condition (an “Adverse Effect”); or gross violation of Company policy or procedure after being warned, notified, or the Executive’s acknowledged, gross or willful misconduct, or willful neglect to act, which misconduct or neglect is committed or omitted by the Executive in bad faith and had an Adverse Effect; and,

(b)                 The Company shall have no obligation to the Executive for Base Compensation or other form of compensation or benefits, except as otherwise required by law, other than (i) The amounts accrued through the date of termination, (ii) The reimbursement of previously submitted, but not yet paid, and previously unsubmitted expense reports (accompanied by receipts or appropriate documentation) incurred by the Executive before the termination of employment, to the extent that the Executive would have been entitled to such reimbursement but for the termination of his employment, and (iii) All shares of Company stock that were previously granted to the Executive and scheduled to be vested within the fiscal quarter of the Executive’s termination, will become immediately vested.

4.6                Termination Obligations. The termination obligations of both parties to this Agreement are as follows:

(a)                 The Executive, upon termination of the Employment term, shall return all tangible Company property promptly to the Company;

(b)                 All benefits to which the Executive is otherwise entitled shall cease upon the Executive’s termination, unless explicitly continued either under Section 4 of this Agreement or under any specific written policy or benefit plan of the Company;

(c)                 Unless specifically noted otherwise, upon termination of the Employment term, the Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any/all Affiliate(s);

(d)                 The Executive’s obligations under the following section of this Agreement: Section 4.6 (“Termination Obligations”), Section 5 (“Confidentiality and Non-Disclosure”), Section 7 (“Inventions”), Section 8 (“Arbitration”), and Section 10 (“Non-Competition”) shall survive the termination of the Employment term and the expiration or termination of this Agreement;

(e)                 Following any termination of the Employment term (defined as either the Initial Term or the Renegotiated Term) the Executive shall cooperate fully with the Company in all matters relating to completing pending work on behalf of the Company and the orderly transfer of work to other employees of the Company. The Executive shall also cooperate in the defense of any action brought by any third party against the Company that relates in any way to the Executive’s acts or omissions while employed by the Company for up to one year following the Executive’s departure from the Company. The Company shall pay all of the Executive’s reasonable expenses incurred from such cooperation.

5.	Confidentiality and Non-Disclosure.

The Executive agrees to abide by the terms of the Confidentiality and Non-Disclosure Agreement appended hereto as Exhibit A and to comply with such confidentiality, non-disclosure, and proprietary information policies now in effect by the Company or as may be established in the future.

6.	Company Property.

Company Property is defined as: (i) Company owned development hardware, peripherals, software, and reference materials, (ii) Finished products, product analytics and records, intellectual property/properties and product designs, patents, plans, data, manuals, brochures, memoranda, prototype software and devices, lists and other property generated by or delivered to the Executive by or on behalf of the Company, (iii) Confidential information including, but not limited to, lists of potential consumers (“Customers”) and information respecting the business affairs of the Company, such as networks, strategic partners, business practices regarding technology and schedules, legal actions and personnel information, and all records compiled by the Executive which pertain to the business of the Company, and (iv) All rights, titles and interests now existing or that may exist in the future in and to any intellectual property rights created by the Executive for the Company while employed by the Company and while performing his duties during the term of this Agreement. All of the aforementioned shall be, and remain, the property of the Company. The Executive agrees to execute and deliver at a future date any further documents that the Company determines may be necessary or desirable to perfect the Company’s ownership in any intellectual or other property rights.

7.	Inventions.

7.1                Subject to the limitations of Nevada laws, “Inventions” shall mean any and all writings, original works or authorship, inventions, ideas, trademarks, service marks, patents, copyrights, know-how, improvements, processes, designs, formulas, discoveries, technology, computer hardware or software, procedures and/or techniques which Executive may make, conceive, discover, reduce to practice or develop, either solely or jointly with any other person or persons, at any time during the Employment term, whether or not during working hours and whether or not at the request or upon the suggestion of the Company, which may potentially relate to or are potentially useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations. NOT WITHSTANDING THE FOREGOING, INVENTIONS MADE MANIFEST THROUGH THE EXECUTIVE’S PRE-EXISTING RELATIONSHIPS WITH GAME, SIMULATION, AND ENTERTAINMENT INDUSTRY ENTITIES, REPRESENT POTENTIAL FUTURE BUSINESS OPPORTUNITIES FOR THE COMPANY INCLUDING, BUT NOT LIMITED TO, ACCESS TO VIDEO GAME CONSOLE PUBLISHING LICENSES, MARKETS AND DISTRIBUTION CHANNELS, CO-BRANDED/CO-PROMOTIONAL PROSPECTS FOR THE COMPANY AND ITS PRODUCTS, LICENSES, AND RETAIL AND/OR DIGITALLY DISTRIBUTED PRODUCT OPPORTUNITIES, THESE INVENTIONS ARE NOT, AND NEVER SHALL BE, THE PROPERTY OF THE COMPANY.

7.2                The Executive shall make full disclosure to the Company of all Inventions made, conceived, discovered, reduced to practice or developed on behalf of the Company and shall do everything necessary or desirable to vest the absolute title thereto in the Company. The Executive shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist the Company so that the Company can prepare and present applications for copyright or patents therefore and can secure such copyright or patents wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that the Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. The Executive shall not be entitled to any additional or special compensation or reimbursement by the Company regarding any Invention.

7.3                All Inventions, unless co-developed and co-created via pre-existing business relationships between the Executive and Game, Simulation, and Entertainment Industry entities, shall be the sole and exclusive property of the Company.

7.4                The Executive agrees to, and hereby does, assign to the Company all of the Executive’s rights, titles, and interests (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention made, conceived, discovered, reduced to practice or developed on behalf of the Company.

7.5                Continuing Obligations. The rights and obligations of the Executive and the Company set forth in this Section shall survive the termination of the Executive’s employment and the expiration of this Agreement.

8.	Arbitration.

8.1                Arbitrable Claims. To the fullest extent permitted by law, all disputes between the Executive (and his attorneys, successors, and assigns) and the Company (and its Affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) of any kind whatsoever, including, without limitation, all disputes arising under this Agreement (“Arbitrable Claims”), shall be resolved by arbitration. All persons and entities specified in the preceding sentence (other than the Company and the Executive) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state or local law, statute or regulation, excepting only claims under applicable workers’ compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, and the Americans with Disabilities Act.

8.2                Procedure. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended (“AAA Employment Rules”), as augmented in this Agreement. Arbitration shall be initiated as provided by the AAA Employment Rules, although the written notice to the other party initiating arbitration shall also include a statement of the claim(s) asserted and the facts upon which the claim(s) are based. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. All arbitration hearings under this Agreement shall be conducted in Salt Lake City, Utah. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING, WITHOUT LIMITATION, ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

8.3                Arbitrator Selection and Authority. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have authority to award equitable relief, damages, costs and fees to the same extent that, but not greater than, a court would have. The fees of the arbitrator shall be split between both parties equally, unless this would render this Section of Arbitration unenforceable, in which case the arbitrator shall apportion said fees so as to preserve enforceability. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.

8.4                Continuing Obligations. The rights and obligations of the Executive and the Company set forth in this Section on Arbitration shall survive the termination of the Executive’s employment and the expiration of this Agreement.

9.	Prior Agreements; Conflicts Of Interest.

The Executive represents to the Company that: (i) There are no restrictions, agreements or understandings, oral or written, to which the Executive is a party or by which the Executive is bound that prevent or make unlawful the Executive’s execution or performance of this Agreement, (ii) None of the information supplied by the Executive to the Company or any representative of the Company or placement agency in connection with the Executive’s employment by the Company misstated a material fact or omitted information necessary to make the information supplied not materially misleading, (iii) The Executive’s pre-existing business relationships with game, simulation, and entertainment industry entities do not, and shall not, be deemed to create a conflict between the interests of the Executive and the Company and that these business relationships present potential future business opportunities for the Company. (iv) Executive is currently the sole member and manager of Soul and Vibe Entertainment, LLC (“the LLC”) which owns the registered trademark for “Soul and Vibe” and, which mark and other intellectual property, has been licensed by the LLC to the Company.

10.	Non-Competition.

During the term of this Agreement Executive shall not:

10.1            Individually or through any agent, for himself or on behalf of any other person or entity: (i) Solicit employees of the Company, to entice them to leave the Company or (ii) Solicit or induce any third party now or at any time during the term of this Agreement who is providing services to the Company, through license, contract, partnership, or otherwise to terminate or reduce their relationships with the Company.

11.	Miscellaneous Provisions.

11.1            Authority. Each party hereto represents and warrants that it has full power and authority to enter into this Agreement and to perform this Agreement in accordance with its terms.

11.2            Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Utah.

11.3            Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

11.4            Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

11.5            Severability. In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

11.6            Amendment. This Agreement may be amended only in writing executed by the parties hereto.

11.7            Attorney’s Fees. In the event of a dispute, the prevailing party shall be entitled to be reimbursed for its legal fees by the other party.

11.8            Finality of Agreement. The document, when executed by the parties, supersedes all other agreements of the parties with respect to the matters discussed.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first set forth above.

Executive	Soul and Vibe Interactive Inc.

Signature	Signature

Print Name	Print Name

Title	Title

Date	Date

EXHIBIT A: CONFIDENTIALITY AGREEMENT

This agreement, effective January 1, 2015, is entered between Soul and Vibe Interactive Inc., a Nevada corporation having its principal office at 1660 South Hwy 100, Suite 500, St. Louis Park, Minnesota 55416 (“Soul and Vibe” and the “Company”) and Peter Anthony Chiodo (Executive) with a principal address of 4768 Nason Parkway, NorthEast, St. Michael, Minnesota 55376.

(a) For the purposes of this Agreement, “Confidential Information” shall mean any information communicated by the Company or its employees to the Executive in written form and labeled as “Confidential,” or any information communicated orally and identified as “Confidential” at the time of disclosure or later. Without limitation, “Confidential Information” shall also include the Company’s processes, inventions, trade secrets, ideas, designs, Source Code, Object Code, specifications, technical capabilities, formulas, drawings, discoveries, artwork, sounds, potential or real product names, potential products, business methods and plans, marketing and sales methods and plans, contracts, and financial statements. “Confidential Information” shall not include any information that the Executive can prove: a) Is already known to the Executive prior to any written or oral discussions with the Company or its representatives and was received by the Executive without an obligation to maintain the confidentiality of such information, or b) Becomes publicly known through no fault of the Executive, or c) Is rightfully received from a third party without breach of any part of this or another Agreement, d) Is developed independently by the Executive without the influence of the Confidential Information.

(b) The Executive will not disclose to anyone outside the Company, nor use for any purpose other than work specified in writing by the Company: a) Any Soul and Vibe Confidential Information, trade secrets or other proprietary information; or b) Any information the Company has received from others that it is obligated to treat as confidential or proprietary.

(c) The Executive will take reasonable security precautions, at least as great as the precautions it takes to protect his own confidential information, but no less than reasonable care, to keep confidential the Confidential Information of Soul and Vibe.

(d) Confidential Information is, and shall remain, the property of the Company.

(e) At the Company’s request, the Executive shall return all tangible materials containing Confidential Information to Soul and Vibe.

I have read, understand and agree to all of the terms described in this Agreement:

Executive	Soul and Vibe Interactive Inc.

Signature	Signature

Print Name	Print Name

Title	Title

Date	Date